EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES SECOND QUARTER 2009 EARNINGS
Second Quarter 2009 Highlights
•	Earnings increased to $42.5 million
•	Diluted earnings per common share stable at $0.58
•	Book value increased to $11.48 per common share
•	Portfolio of almost exclusively agency-guaranteed residential ARM securities maintained at $7.6 billion
•	Portfolio leverage reduced to 6.63 times long-term investment capital
•	Total financing spread increased to 2.31%
DALLAS — July 29, 2009 — Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $42,507,000 for the quarter ended June 30, 2009 compared to $42,076,000 for the first quarter of 2009. After considering preferred share dividends, the Company earned $0.58 per diluted common share for the second quarter of 2009, equal to the amount reported in the first quarter of 2009. The Company paid a second quarter dividend of $0.58 per common share on July 20, 2009.
Second Quarter Earnings and Related Discussion
Capstead’s earnings for the second quarter of 2009 were higher than earnings for the first quarter as net interest margins on the Company’s interest-earning assets improved. Interest-earning assets consist principally of a core portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Average total financing spreads increased to 231 basis points during the current quarter, an improvement of 15 basis points over the first quarter.
Yields on the Company’s total interest-earning assets averaged 4.27% during the second quarter of 2009, a decline of 34 basis points from an average of 4.61% during the first quarter of 2009, reflecting lower coupon interest rates on ARM loans underlying the portfolio that reset to more current interest rates and, to a lesser extent, lower yielding portfolio acquisitions. Mortgage prepayments remained at favorable levels, with portfolio runoff totaling $331 million in principal amount during the second quarter, representing an annualized runoff rate of 16.5% or a 14.7% constant prepayment rate. This compares to $286 million during the first quarter, representing an annualized runoff rate of 14.3%. Low prepayment levels experienced in recent quarters reflect the pronounced contraction seen in residential mortgage lending, largely because of declining home values and more stringent mortgage loan underwriting standards. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset.

Interest rates on all interest-bearing liabilities (including the Company’s unsecured borrowings) averaged 1.96% during the second quarter of 2009, a decline of 49 basis points from an average of 2.45% during the first quarter of 2009. The Company’s borrowings under repurchase arrangements as of June 30, 2009 consisted of $6.17 billion of primarily 30-day borrowings with 17 counterparties at average rates of 0.48% and $557 million of longer-term repurchase arrangements entered into in 2007 with two counterparties at average rates of 5.17% that mature by the end of August 2009. Under the terms of interest rate swap agreements entered into with three large commercial bank counterparties, the Company pays fixed rates of interest averaging 3.00% on notional amounts totaling $2.40 billion with an average maturity of nine months as of June 30, 2009. Variable payments based on one- and three-month London Interbank Offered Rate (LIBOR) received by the Company under these agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s 30- to 90-day borrowings.
During the first half of 2009 the Company effectively replaced portfolio runoff primarily with acquisitions of current-resetting ARM securities while experiencing a significant increase in the fair value of its portfolio. With the federal government continuing to support the residential mortgage market, demand has been very strong for seasoned ARM securities, leading to higher pricing levels. This demand has resulted in a substantial improvement in the fair value of the Company’s portfolio and is the primary reason for the $156 million increase in the Company’s long-term investment capital since year-end to $1.02 billion and for a reduction in portfolio leverage to 6.63 to one at June 30, 2009 from 7.85 to one at year-end. The following table progresses the Company’s portfolio of mortgage securities and similar investments:

	Quarter Ended	Six Months Ended
	June 30, 2009	June 30, 2009

Mortgage securities and similar investments, beginning of period	$7,639,791	$7,499,249
Portfolio acquisitions (principal amount)	238,203	599,460
Investment premiums on acquisitions	4,705	9,998
Portfolio runoff (principal amount)	(331,146)	(617,192)
Investment premium amortization	(6,618)	(12,145)
Impairment charge related to commercial real estate loans	(750)	(750)
Change in fair value of securities held available-for-sale	61,017	126,582

Mortgage securities and similar investments, end of period	$7,605,202	$7,605,202

Second Quarter Common Equity Issuances
During the second quarter of 2009 Capstead raised nearly $6 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 456,000 common shares at an average price of $12.79 per share ($12.64 per share, net of expenses), under the Company’s continuous offering program. Year-to-date the Company has raised over $8 million through the issuance of 687,000 common shares at an average price of $12.42 per share ($12.28 per share, net of expenses). Subsequent to quarter-end, the Company raised over $14 million in additional common equity capital through the issuance of 1.1 million common shares at an average price of $12.89 per share under this program. The Company may raise more capital in future periods subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.

Book Value per Common Share
Substantially all of the Company’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions including changes in interest rates and the availability of financing at reasonable rates and leverage levels. The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed residential mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans that have interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities. This generally results in a more stable book value per common share over time. As of June 30, 2009, Capstead’s book value per common share was $11.48, an increase of $1.14 during the quarter and $2.34 since year-end. The following table progresses book value per common share:

	Quarter Ended	Six Months Ended
	June 30, 2009	June 30, 2009

Book value, beginning of period	$10.34	$9.14
Accretion attributed to capital transactions	0.02	0.04
Earnings in excess of dividend distributions	0.01	0.03
Improvements in value of mortgage securities classified as available-for-sale	0.96	1.98
Improvements in value of interest rate swap agreements designated as cash flow hedges	0.15	0.29

Book value, end of period	$11.48	$11.48

Management Remarks
Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Net interest margins improved during the second quarter as interest rates on our short-term borrowings declined more than the yields on our assets. Additionally, continued government actions to support the market for agency-guaranteed residential mortgage securities has contributed to greater demand and higher prices for the types of securities we hold, which improved our book value and, more importantly, the availability of financing for our portfolio.
“Looking out over the next several quarters, we anticipate somewhat higher mortgage prepayment levels, along with lower asset yields resulting from lower coupon interest rates on currently resetting ARM securities and lower yields on acquisitions. As a result, we anticipate financing spreads will decline modestly in the third quarter before beginning to improve in the fourth quarter and into the first half of 2010 as our borrowing rates benefit from the termination of $900 million of higher-rate swap positions in late November and December and an additional $800 million during the first quarter of 2010. If current market conditions persist, we should continue to generate what we believe to be very attractive dividends for our common shareholders.

“We are confident our core investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”
Earnings Conference Call Details
An earnings conference call and live webcast will be hosted Thursday, July 30, 2009 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-8033 in the U.S. and Canada or (201) 689-8033 for international callers. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. Prior to the call, a related presentation will be filed with the Securities and Exchange Commission and posted to the Company’s website. A replay of the call will be available through August 13, 2009 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 327428.
About Capstead
Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core investment strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk.
Forward-looking Statements
This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2009	December 31, 2008
	(unaudited)

Assets
Mortgage securities and similar investments ($7.2 billion pledged under repurchase arrangements)	$7,605,202	$7,499,249
Cash collateral receivable from interest rate swap counterparties	39,864	53,676
Interest rate swap agreements at fair value	528	—
Cash and cash equivalents	122,030	96,839
Receivables and other assets	79,837	76,481
Investments in unconsolidated affiliates	3,117	3,117

	$7,850,578	$7,729,362

Liabilities
Repurchase arrangements and similar borrowings	$6,735,304	$6,751,500
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	29,789	46,679
Common stock dividend payable	37,047	22,728
Accounts payable and accrued expenses	28,764	44,910

	6,933,999	6,968,912

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 195 and 197 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively ($3,191 aggregate liquidation preference)	2,720	2,755
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at June 30, 2009 and December 31, 2008 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 250,000 shares authorized:
63,874 and 63,135 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	639	631
Paid-in capital	985,314	975,893
Accumulated deficit	(356,154)	(358,155)
Accumulated other comprehensive income (loss)	107,355	(37,379)

	916,579	760,450

	$7,850,578	$7,729,362

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of related investments in statutory trusts) (unaudited)	$1,016,557	$860,428
Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) (unaudited)	6.63:1	7.85:1
Book value per common share (calculated assuming liquidation preferences for the Series A and B preferred) (unaudited)	$11.48	$9.14

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008

Interest income:
Mortgage securities and similar investments	$81,062	$97,332	$168,946	$203,683
Other	133	782	350	1,586

	81,195	98,114	169,296	205,269

Interest expense:
Repurchase arrangements and similar borrowings	(31,626)	(55,019)	(71,583)	(124,325)
Unsecured borrowings	(2,187)	(2,187)	(4,374)	(4,374)

	(33,813)	(57,206)	(75,957)	(128,699)

	47,382	40,908	93,339	76,570

Other revenue (expense):
Miscellaneous other revenue (expense)	(804)	(55)	(909)	(1,424)
Incentive compensation expense	(1,243)	(2,270)	(2,377)	(4,520)
General and administrative expense	(2,893)	(1,920)	(5,600)	(3,881)

	(4,940)	(4,245)	(8,886)	(9,825)

Income before equity in earnings of unconsolidated affiliates	42,442	36,663	84,453	66,745

Equity in earnings of unconsolidated affiliates	65	65	130	130

Net income	$42,507	$36,728	$84,583	$66,875

Net income available to common stockholders:
Net income	$42,507	$36,728	$84,583	$66,875
Less cash dividends paid on preferred shares	(5,061)	(5,063)	(10,122)	(10,127)

	$37,446	$31,665	$74,461	$56,748

Net income per common share:
Basic	$0.59	$0.59	$1.18	$1.14
Diluted	0.58	0.58	1.16	1.11

Weighted average common shares outstanding:
Basic	63,116	53,453	62,935	49,803
Diluted	73,226	63,557	73,073	59,994

Cash dividends declared per share:
Common	$0.580	$0.590	$1.140	$1.110
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands, unaudited)

	June 30, 2009					December 31, 2008
					Unrealized	Unrealized
	Principal		Basis/Notional	Market	Gains	Gains
	Balance	Premiums	Amount	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$206	$1	$207	$224	$17	$19
Current-reset ARMs	4,617,765	54,330	4,672,095	4,719,537	47,442	(29,287)
Longer-to-reset ARMs	2,327,903	34,584	2,362,487	2,446,943	84,456	38,962
Ginnie Mae:
Current-reset ARMs	363,779	1,941	365,720	370,559	4,839	478

	$7,309,653	$90,856	$7,400,509	$7,537,263	$136,754	$10,172

Interest rate swap positions supporting investments in longer-to-reset ARM securities (c)			$2,400,000	$(29,261)	$(28,723)	$(46,318)

Longer-term borrowings supporting investments in longer-to-reset ARM securities (d)			$556,980	$560,129	$(3,149)	$(15,445)

(a)
Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $11.6 million and unsecuritized investments in residential mortgage loans with a cost basis of $13.2 million and commercial loans with a carrying amount of $43.1 million (after consideration of an allowance for possible loan losses totaling $1.0 million) are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)
Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of June 30, 2009 average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 31 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)
The Company uses two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements in lieu of longer-term committed borrowings to effectively lock in financing spreads on investments in longer-to-reset ARM securities. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income (loss) in Stockholders’ equity. At June 30, 2009 these swap positions had an average maturity of nine months and an average fixed-rate of 3.00%.

In March 2008 a $100 million notional amount swap agreement also designated as a cash flow hedge was terminated for a realized loss of $2.3 million, which is being amortized to earnings over the remaining 6-month term of the derivative. At June 30, 2009 the amortized amount included in Accumulated other comprehensive income (loss) for this and other terminated hedge relationships totaled $675,000.

(d)
Unrealized gains or losses on the Company’s liabilities, such as its longer-term committed borrowings supporting a portion of the Company’s investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. As of June 30, 2009 these borrowings, which mature in July and August 2009, carried an average interest rate of 5.17%.

CAPSTEAD MORTGAGE CORPORATION
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	2nd Quarter 2009 Average (a)			1st Quarter 2009 Average (a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff

Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$8,729	6.16%	46.5%	$9,762	6.43%	22.9%
ARMs	7,037,080	4.35	16.6	7,055,661	4.70	14.3
Ginnie Mae ARMs	374,580	4.32	15.5	389,261	4.58	14.7

	7,420,389	4.35	16.6	7,454,684	4.70	14.3

Unsecuritized residential mortgage loans:
Fixed-rate	4,743	6.91	38.8	5,659	8.10	36.5
ARMs	8,759	5.21	5.2	8,981	5.38	12.7

	13,502	5.81	20.8	14,640	6.43	23.8
Commercial loans(b)	43,999	—	—	43,728	—	—
Collateral for structured financings	4,024	7.78	23.4	4,168	7.74	23.8

	7,481,914	4.33	16.5	7,517,220	4.68	14.3
Other interest-earning assets(c)	124,626	0.43		125,878	0.70

	7,606,540	4.27		7,643,098	4.61

Secured borrowings based on:
30-day to 90-day interest rates	6,133,251	1.53		5,874,144	1.93
Greater than 90-day interest rates	601,471	5.15		910,729	5.09
Structured financings	4,024	7.78		4,168	7.74

	6,738,746	1.86		6,789,041	2.35
Unsecured borrowings(d)	103,095	8.49		103,095	8.49

	6,841,841	1.96		6,892,136	2.45

Capital employed/total financing spread	$764,699	2.31		$750,962	2.16

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)
Effective January 1, 2009 the Company curtailed interest accruals on its investments in commercial loans in light of deteriorating commercial real estate market conditions and the past due status of these loans. During the second quarter of 2009, the Company recorded a $750,000 impairment charge primarily to reflect slower than anticipated sales of underlying collateral.

(c)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap agreements.

(d)
Unsecured borrowings consist of junior subordinated notes with original terms of 30-years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3.1 million of the trusts’ common securities to Capstead and to privately place $100.0 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.